Consent of Independent Registered Public Accounting Firm

We have issued our Auditors’ report, dated September 8, 2009 except for note 14, as to which the date is September 24, 2009, and note 16, as to which the date is April 9, 2010,  accompanying the audited consolidated financial statements for the years ended June 30, 2009 and 2008 of Paramount Gold and Silver Corp. We hereby consent to the use of the aforementioned report in the Form 10-K/A for the year ended June 30, 2009 and to the incorporation by reference of such report in the Registration Statements on Form S-8 (No. 333-157582, No. 333-146342 and No. 333-138494) and in the Registration Statements on Form S-3 (No. 333-153104, No. 333-144263 and No. 333-148831) of Paramount Gold and Silver Corp.

“Cinnamon Jang Willoughby & Company”

Chartered Accountants

Burnaby, BC, Canada

April 19, 2010